Exhibit 99.1

Contact:	Carl D. Mautz
Chief Financial Officer
Watson Wyatt
(202) 715-7056

Investor Relations:
Jody Burfening
Media Contact:
Chenoa Taitt
Lippert Heilshorn & Associates, Inc.
(212) 838-3777

WATSON WYATT & COMPANY HOLDINGS REPORTS THIRD QUARTER RESULTS

Year-to-date revenue, EPS and cash flow increase

WASHINGTON DC, May 7, 2003 -- Watson Wyatt & Company Holdings (NYSE: WW), a leading international human capital consulting firm, today announced financial results for the third quarter of fiscal 2003, which ended March 31, 2003.

For the third quarter of fiscal 2003, revenues were $177.6 million compared to $180.4 million in the third quarter of fiscal 2002. Third quarter income from continuing operations was $12.4 million, or $0.37 per diluted share, compared to $11.1 million, or $0.33 per diluted share, in the third quarter of last year.

"As we near the end of the current fiscal year, we are pleased to report that our ongoing financial discipline continues to produce strong bottom line results and generate cash, despite reduced consulting budgets of our clients," said John Haley, President and CEO of Watson Wyatt. "Many human resource-related issues remain in the forefront of business and the media today --- pensions, health care, options and executive pay. And we continue to develop new and responsive consulting ideas to take to market, such as our new defined-contribution approach to health care and our new benefits administration solutions," concluded Mr. Haley.

For the nine months ended March 31, 2003, the company's revenues were $531.2 million, up 1% from $527.7 million for the prior-year period. Income from continuing operations increased to $37.6 million, or $1.13 per diluted share, from $34.7 million, or $1.04 per diluted share, last year.

The company finished the quarter with $119.8 million of cash and cash equivalents and no debt outstanding. During the quarter the company generated $28.4 million in cash, including $31.3 million in cash generated by operations, the result of continued working capital management. For the nine months ended March 31, 2003, the company's cash and cash equivalents increased by $23.8 million, including $43.5 million in cash generated by operations even after the customary payment of annual incentive bonuses in the company's first fiscal quarter. By comparison, for the nine months ended March 31, 2002, the company's cash and cash equivalents decreased by $13.0 million, reflecting $11.8 million of cash generated by operations that was more than offset by investing and financing activities.

In the third quarter the company recorded income from discontinued operations of $6.8 million, net of income tax expense, reflecting a reduction in its accrual for future cash outflows related to contingent lease guarantees for Wellspring Resources, LLC, the benefits administration outsourcing business it exited in fiscal 1998.

Third Quarter Fiscal 2003 Operating Highlights

  Revenues for the company's largest business segment, the Benefits Group, representing 59% of total third quarter revenues, were slightly lower than the third quarter of fiscal 2002, reflecting softer conditions in the Central U.S. marketplace. For the first nine months of the fiscal year, Benefits' revenues increased 3% over the comparable prior-year period. Net operating income (measured before bonuses and taxes) for the Benefits Group was 23.5% of revenues for the year-to-date period, comparable with the prior-year period.

  Revenues for the Technology Solutions Group, representing 13% of total third quarter revenues, declined 13% from the third quarter of fiscal 2002, reflecting continued weak IT spending by clients and prospective clients, in line with the company's guidance.

  The company's Human Capital Group, representing 7% of total revenues for the quarter, experienced a 2% revenue decline from the third quarter of fiscal 2002. Third quarter results reflect continued net operating improvement for the Human Capital Group.

  Improved operating results in the retirement practices in Australia and New Zealand and strengthened currencies in Asia contributed to a 10% increase in International revenues over the prior-year quarter. The International segment represented 11% of total revenues for the quarter.

Updated Outlook for Fiscal 2003

The company estimates that full fiscal year 2003 revenue will be approximately 1% lower than in fiscal 2002. Fiscal 2003 revenue for the Benefits Group is expected to be 2% higher than fiscal 2002, reflecting a continuation of the third quarter business environment throughout the remainder of the fiscal year. Fiscal 2003 revenue for the Technology Solutions Group is expected to be 10% lower than fiscal 2002, reflecting continued soft technology spending. For its Human Capital Group, the company expects fiscal 2003 revenue to be approximately flat with fiscal 2002. Revenue from the company's International operations is expected to increase approximately 10% for the year.

The company expects diluted earnings per share from continuing operations to be in the range of $1.48 to $1.50 for fiscal year 2003, or $0.36 to $0.38 for the fourth fiscal quarter. The company expects to increase cash and cash equivalents by $18-$25 million in fiscal year 2003, which includes $53-$60 million in cash generated by operations, less approximately $20 million for capital expenditures and $15 million for other investing and financing activities. Further funding of the company's U.S. qualified pension plan beyond the $12 million contributed in the second fiscal quarter is under consideration. This would reduce cash generated below the estimated $18-$25 million.

Conference Call

The company will host a conference call that can be accessed via webcast on Wednesday, May 7, 2003, to discuss the financial results for the third fiscal quarter. The conference call and live webcast will begin at 9:00 a.m. Eastern Time. An archive of the webcast will be available two hours after the live call for a period of one year. To access the live webcast or archive, please visit www.watsonwyatt.com/investors/confcall.asp.

Watson Wyatt is an international human capital consulting firm that provides services in the areas of employee benefits, human resources technologies and human capital strategies. The firm is headquartered in Washington, D.C., and has 4,140 associates in 62 offices in the Americas and Asia-Pacific. Together with Watson Wyatt LLP, a leading European-based consulting partnership, the firm operates globally as Watson Wyatt Worldwide. Watson Wyatt Worldwide has more than 6,240 associates in 89 offices in 30 countries.

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include, but are not limited to, the Company's continued ability to recruit and retain highly qualified associates, outcomes of litigation, changes in the demand for the consulting services the Company offers as a result of changing economic conditions or other factors, and other factors discussed under "risk factors" in the Company's Annual Report on Form 10-K dated September 25, 2002, which is on file with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The Company undertakes no obligation to update any of the forward-looking information included in this release, whether as a result of new information, future events, changed expectations or otherwise. The inclusion of any statement in this release does not constitute an admission by Watson Wyatt & Company Holdings or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

	WATSON WYATT & COMPANY HOLDINGS
	Consolidated Statements of Operations
	(Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended March 31,		Nine Months Ended March 31,

	2003	2002	2003	2002

	(Unaudited)		(Unaudited)

Revenue	$ 177,596	$ 180,382	$ 531,178	$ 527,735

Costs of providing services:
Salaries and employee benefits	100,584	105,432	299,935	300,829
Professional and subcontracted services	11,564	11,270	35,424	35,829
Occupancy, communications and other	27,295	27,303	79,408	81,518
General and administrative expenses	13,690	14,043	42,895	41,250
Depreciation and amortization	4,854	4,922	15,199	15,552

	157,987	162,970	472,861	474,795

Income from operations	19,609	17,412	58,317	52,940

Interest income, net	150	302	617	988
Other non-operating income	--	--	641	1,000
Income from affiliates	1,322	793	4,229	2,888

Income from continuing operations before income taxes	21,081	18,507	63,804	57,816
Provision for income taxes	8,640	7,400	26,156	23,125

Income from continuing operations	12,441	11,107	37,648	34,691

Discontinued operations:
Adjustment to reduce estimated loss on disposal of discontinued operations, net of income tax expense	6,752	--	6,752	--

Net income	$ 19,193	$ 11,107	$ 44,400	$ 34,691

Basic earnings per share
Income from continuing operations	$ 0.37	$ 0.34	$ 1.14	$ 1.05
Income from discontinued operations	$ 0.21	$ --	$ 0.21	$ --

Net income	$ 0.58	$ 0.34	$ 1.35	$ 1.05

Diluted earnings per share
Income from continuing operations	$ 0.37	$ 0.33	$ 1.13	$ 1.04
Income from discontinued operations	$ 0.21	$ --	$ 0.21	$ --

Net income	$ 0.58	$ 0.33	$ 1.34	$ 1.04

Weighted average shares of common stock, basic (000)	32,942	32,959	32,944	32,995

Weighted average shares of common stock, diluted (000)	33,242	33,401	33,277	33,420

WATSON WYATT & COMPANY HOLDINGS
Supplemental Segment Data
(Thousands of U.S. Dollars)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Revenue (net of reimbursable expenses)
Benefits Group	$ 103,996	$ 104,392	$ 301,072	$ 292,700
Technology Solutions Group (formerly eHR)	22,467	25,742	75,296	81,089
Human Capital Group	12,216	12,465	35,402	36,571
International	19,103	17,387	56,167	51,030
Other	10,648	12,688	36,559	43,395

Total segment revenue	168,430	172,674	504,496	504,785
Reimbursable expenses and other	9,166	7,708	26,682	22,950

Consolidated revenue	$ 177,596	$ 180,382	$ 531,178	$ 527,735

Net operating income
Benefits Group	$ 26,741	$ 30,112	$ 70,684	$ 73,263
Technology Solutions Group (formerly eHR)	3,081	4,233	12,731	16,822
Human Capital Group	1,549	(1,098)	1,076	(4,730)
International	847	578	2,171	941
Other	(586)	(422)	1,549	1,750

Total segment net operating income	31,632	33,403	88,211	88,046
Discretionary compensation and other	(10,551)	(14,896)	(24,407)	(30,230)

Income before continuing operations before income taxes	$ 21,081	$ 18,507	$ 63,804	$ 57,816

	March 31,
	2003	2002
	(Unaudited)
Associates (period end full time equivalents)
Benefits Group	1,658	1,590
Technology Solutions Group (formerly eHR)	397	450
Human Capital Group	180	240
International	989	960
Other	687	740

Total segment associates	3,911	3,980
Corporate	229	220

Total	4,140	4,200

WATSON WYATT & COMPANY HOLDINGS
Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Per Share Data)

	March 31,	June 30,
	2003	2002

	(Unaudited)
Assets
Cash and cash equivalents	$ 119,795	$ 95,974
Receivables from clients:
Billed, net of allowances of $1,556 and $1,405	85,034	83,311
Unbilled, net of allowances of $479 and $431	62,401	68,301

	147,435	151,612

Deferred income taxes	5,073	7,904
Other current assets	11,261	17,268

Total current assets	283,564	272,758

Investment in affiliates	23,550	20,086
Fixed assets, net	60,920	62,552
Deferred income taxes	60,542	54,758
Goodwill and intangible assets	18,597	18,430
Other assets	6,311	8,233

Total Assets	$ 453,484	$ 436,817

Liabilities
Accounts payable and accrued liabilities, including discretionary compensation	$ 101,711	$ 134,998
Income taxes payable	22,281	14,589

Total current liabilities	123,992	149,587

Accrued retirement benefits	89,527	84,148
Deferred rent and accrued lease losses	4,633	3,660
Other noncurrent liabilities	30,759	40,201

Total Liabilities	248,911	277,596

Commitments and contingencies

Stockholders' Equity
Preferred Stock - No par value:
1,000,000 shares authorized;
None issued and outstanding	--	--
Class A Common Stock - $.01 par value:
69,000,000 shares authorized;
33,087,880 and 20,212,449 issued and
32,935,240 and 20,029,115 outstanding	331	202
Class B-1 Common Stock - $.01 par value:
15,000,000 shares authorized;
none issued and outstanding	--	--
Class B-2 Common Stock - $.01 par value:
15,000,000 shares authorized;
none and 12,868,030 issued and outstanding	--	129
Additional paid-in capital	146,172	147,034
Treasury stock, at cost - 152,640 and 183,334 shares	(2,941)	(3,076)
Retained earnings	64,751	20,351
Cumulative translation adjustment (accumulated other
comprehensive loss)	(3,740)	(5,419)

Total Stockholders' Equity	204,573	159,221

Total Liabilities and Stockholders' Equity	$ 453,484	$ 436,817

WATSON WYATT & COMPANY HOLDINGS
Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)
	Nine Months Ended March 31,

	2003	2002

	(Unaudited)
Cash flows from operating activities:
Net income	$ 44,400	$ 34,691
Adjustments to reconcile net income to net cash
from operating activities:
Income from discontinued operations, net of income tax expense	(6,752)	--
Provision for doubtful receivables from clients	6,494	5,025
Depreciation	14,983	15,456
Amortization of intangible assets	216	96
Provision for deferred income taxes	(2,953)	--
Income from affiliates	(4,229)	(2,888)
Distributions from affiliates	3,400	600
Other, net	(843)	(1,512)
Changes in operating assets and liabilities (net of discontinued operations):
Receivables from clients	(2,317)	(12,794)
Other current assets	6,007	(2,392)
Other assets	1,922	(295)
Accounts payable and accrued liabilities	(27,438)	(29,934)
Income taxes payable	3,000	(603)
Accrued retirement benefits	5,379	4,766
Deferred rent and accrued lease losses	973	93
Other noncurrent liabilities	1,221	1,447

Net cash from operating activities	43,463	11,756

Cash flows used in investing activities:
Purchases of fixed assets	(13,402)	(22,120)
Proceeds from divestitures	1,042	1,681
Acquisitions and contingent consideration payments	(442)	(3,583)
Investment in affiliate	(1,961)	--

Net cash used in investing activities	(14,763)	(24,022)

Cash flows used in financing activities:
Secondary offering costs	--	(56)
Issuances of common stock - exercises of stock options	458	347
Issuances of common stock - employee stock purchase plan	4,768	--
Repurchases of common stock	(11,385)	(1,670)

Net cash used in financing activities	(6,159)	(1,379)

Effect of exchange rates on cash	1,280	651

Increase (decrease) in cash and cash equivalents	23,821	(12,994)

Cash and cash equivalents at beginning of period	95,974	81,735

Cash and cash equivalents at end of period	$ 119,795	$ 68,741